                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                            SFX Broadcasting, Inc.
                         ----------------------------
                               (Name of Issuer)


                     Class A Common Stock, $0.01 par value
                    --------------------------------------
                        (Title of Class of Securities)


                                   784174104
                                ---------------
                                (CUSIP Number)


                             Andrew S. Paul, Esq.
                       c/o Tudor Investment Corporation
                        One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
                          ---------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                April 30, 1998
                                --------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tudor Investment Corporation
        TIN: 22-2514825
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [X ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            0
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                      0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Paul Tudor Jones, II
        TIN:
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America
----------------------------------------------------------------
                            7     SOLE VOTING POWER
  NUMBER OF                       0
    SHARES                  -----------------------------------
BENEFICIALLY                8     SHARED VOTING POWER
  OWNED BY                        0
    EACH                    -----------------------------------
 REPORTING                  9     SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                    -----------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                                  0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Raptor Global Fund Ltd.
        TIN:  n/a
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
-----------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        -----------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          -----------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          -----------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Raptor Global Fund L.P.
        TIN: 13-3735415
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            0
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                      0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tudor Arbitrage Partners L.P.
        TIN:  13-3496979
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            0
    EACH        -----------------------------------
  REPORTING     9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                      0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tudor Global Trading LLC
        TIN:  13-3862744
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
----------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            0
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tudor BVI Futures, Ltd.
        TIN: n/a
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands
--------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
    SHARES      -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            0
    EACH        -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON             0
    WITH        -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                      0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 784174104
--------------------
-----------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Upper Mill Capital Appreciation Fund Ltd.
        TIN: n/a
-----------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
-----------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        -----------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          -----------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          -----------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
-----------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        0
-----------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0.0%
-----------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

  This Amendment No. 1, dated May 12, 1998, to Statement on Schedule 13D, relates to the Class A Common Stock, $0.01 par value per share ("Common Stock"), of SFX Broadcasting, Inc., a Delaware corporation (the "Company"), filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI"), and The Upper Mill Capital Appreciation Fund Ltd., a corporation organized under the laws of the Cayman Islands ("Upper Mill" and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP, TGT, and Tudor BVI, the "Reporting Persons").* The summary of information on the schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.

The Company's principal executive offices are located at 150 East 58th Street, New York, NY 10155.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

  Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Class A Common Stock within the past sixty days.

  Following the sales reported on Schedule I, and as further listed in the responses to Items 11 and 13 of the cover pages (number and percentage of outstanding shares of Class A Common Stock owned), none of the Reporting Persons remained the beneficial owner, pursuant to Rule 13(d)(1)(i), of more than 5% of the Common Stock of the Company.




--------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

     SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Statement on Schedule 13D is true, complete and correct.

Dated:  May 12, 1998


                            TUDOR INVESTMENT CORPORATION



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                               /s/ Paul Tudor Jones, II
                            ---------------------------
                            Paul Tudor Jones, II



                            THE RAPTOR GLOBAL FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            THE RAPTOR GLOBAL FUND L.P.

                            By: TUDOR INVESTMENT CORPORATION,
                                  General Partner



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel

                            TUDOR ARBITRAGE PARTNERS L.P.

                            By: TUDOR GLOBAL TRADING LLC,
                                  General Partner



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            TUDOR GLOBAL TRADING LLC



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            TUDOR BVI FUTURES, LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            THE UPPER MILL CAPITAL
                             APPRECIATION FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Sub-Investment Manager



                            By:   /s/ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel

                                                            Schedule I



                                TRANSACTIONS

  All shares of Common Stock were sold in connection with the Exchange.

Tudor BVI
---------

Date     Transaction   # Shares   $/Share
-------  -----------   --------   --------
4/29/98  Sale          14,300     $73.5400
4/29/98  Sale          11,400     $73.5938
4/29/98  Sale          43,300     $73.5226
4/29/98  Sale          43,100     $73.5827
4/30/98  Sale          14,800     $73.6003
5/5/98   Sale          29,200     $74.0000

Total Common Stock beneficially owned as of the date of this Schedule 13D: 0

Raptor L.P.
-----------

Date     Transaction   # Shares   $/Share
-------  -----------   --------   --------
4/29/98  Sale          6,900      $73.5400
4/29/98  Sale          5,600      $73.5938
4/29/98  Sale          21,100     $73.5226
4/29/98  Sale          22,900     $73.5827
4/30/98  Sale          6,600      $73.6003
5/5/98   Sale          13,000     $74.0000


Total Common Stock beneficially owned as of the date of this Schedule 13D: 0

TAP
---

Date     Transaction   # Shares   $/Share
-------  -----------   --------   --------
4/29/98  Sale          4,200      $73.5400
4/29/98  Sale          3,300      $73.5938
4/29/98  Sale          12,700     $73.5226
4/29/98  Sale          12,300     $73.5827
4/30/98  Sale          4,500      $73.6003
5/5/98   Sale          8,600      $74.0000


Total Common Stock beneficially owned as of the date of this Schedule 13D: 0

Raptor Ltd.
-----------

Date     Transaction   # Shares   $/Share
-------  -----------   --------   --------
4/29/98  Sale          20,700     $73.5400
4/29/98  Sale          16,600     $73.5938
4/29/98  Sale          63,200     $73.5226
4/29/98  Sale          65,200     $73.5827
4/30/98  Sale          21,000     $73.6003
5/5/98   Sale          41,200     $74.0000


Total Common Stock beneficially owned as of the date of this Schedule 13D: 0

Upper Mill
----------

Date     Transaction   # Shares   $/Share
-------  -----------   --------   --------
4/29/98  Sale          3,900      $73.5400
4/29/98  Sale          3,100      $73.5938
4/29/98  Sale          11,700     $73.5226
4/29/98  Sale          11,500     $73.5827
4/30/98  Sale          4,000      $73.6003
5/5/98   Sale          8,000      $74.0000


Total Common Stock beneficially owned as of the date of this Schedule 13D: 0